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                                                                    EXHIBIT 99.1


                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement"), dated as of January ___, 1997, is entered into by and among RCH Holdings, Inc., a Texas corporation ("RCH"); DPI Technology Resources, Inc.. a Texas corporation ("Technology"); and Digital Packet Interface Solutions, Inc., a Texas corporation ("Solutions") (RCH, Technology and Solutions are sometimes collectively referred to as the "Constituent Corporations").

                                  ARTICLE ONE

         1.01 In accordance with the provisions of the applicable laws of the Texas Business Corporation Act (the "TBCA"), respective jurisdictions under which the Constituent Corporations are organized, at the Effective Time of the Merger (as hereinafter defined), the Constituent Corporations shall be merged into a single corporation, RCH, which shall be the Surviving Corporation, and RCH, as the Surviving Corporation, shall continue to exist under and be governed by the laws of the State of Texas.

         1.02 Except as may otherwise be set forth herein, the corporate existence and identity of RCH, as the Surviving Corporation, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of each of Technology and Solutions, with all of its purposes, powers, franchises, privileges, rights and immunities, at the Effective Time of the Merger shall be merged with and into RCH, as the Surviving Corporation, and the Surviving Corporation shall be vested fully therewith, and the separate corporate existence and identity of each of Technology and Solutions shall thereafter cease except to the extent continued by statute.

         1.03 It is intended that the Merger shall constitute a statutory merger within the meaning of Section 368a(1)(A) of the Internal Revenue Code of 1986, as amended.

                                  ARTICLE TWO

         2.01 The Merger shall become effective (hereinbefore and hereinafter called the "Effective Time of the Merger") upon the issuance by the Secretary of State of the State of Texas of a Certificate of Merger.


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                                 ARTICLE THREE

         3.01 The Articles of Incorporation of RCH in effect at the Effective Time of the Merger shall constitute the Articles of Incorporation of the Surviving Corporation until further amended, altered or repealed in the manner provided by law.

         3.02 The Bylaws of RCH in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until amended, altered or repealed in the manner provided therein or by law.

         3.04 The officers and directors of RCH in office at the Effective Time of the Merger shall be the officers and directors of the Surviving Corporation until their successors are elected and qualified in accordance with the Bylaws of the Surviving Corporation.


                                  ARTICLE FOUR

         4.01 The manner and basis of converting the capital stock of the Constituent Corporations immediately outstanding prior to the Effective Time of the Merger shall be as follows:

                  (a) Each share of the Technology's Common Stock that shall be outstanding immediately prior to the Effective Time of the Merger, shall at the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into 20 shares of fully paid and nonassessable share of Surviving Corporation's Common Stock.

                  (b) Each share of Solution's Common Stock that shall be outstanding immediately prior to the Effective Time of the Merger, shall at the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and represent the right to receive, and will be exchangeable for, 9.916299015 shares of fully paid and nonassessable share of the Surviving Corporation's Common Stock; and

                  (c) All of the shares of capital stock of RCH that shall be issued and outstanding immediately prior to the Effective Time of the Merger shall at the Effective Time of the Merger be cancelled and retired and shall cease to exist and all certificates representing such shares shall be cancelled, and no cash


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         or securities or other property shall be issued in the Merger in respect of such shares.

         4.02 To the extent that appraisal rights are available under the Texas Business Corporation Act (the "TBCA"), shares of the Constituent Corporation's capital stock that are issued and outstanding immediately prior to the Effective Time of the Merger and that have not been voted for adoption of the Merger and with respect of which appraisal rights have been properly demanded in accordance with the applicable provisions of the TBCA ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Section 4.01 hereof at or after the Effective Time of the Merger unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the TBCA) or becomes ineligible for such appraisal, then, as of the Effective Time of the Merger or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Section 4.01 hereof. After the Effective Time of the Merger, the Surviving Corporation will pay the statutory obligations of the Constituent Corporations to holders of Dissenting Shares.

                                  ARTICLE FIVE

         5.01 At the Effective Time of the Merger, the Surviving Corporation shall possess all of the rights, privileges, powers, franchises and licenses of a public as well as of a private nature; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action and all and every other interest, of or belonging to each of the Constituent Corporations shall be taken and be deemed to be transferred to and vested in the Surviving Corporation without further act or deed.

         5.02 Title to any real or personal property, whether by deed or otherwise, vested in either of the Constituent Corporations, shall not revert or be in anyway impaired by reason hereof; provided, that all rights of creditors and all liens upon any property of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately before the Effective Time of the Merger. The Surviving Corporation shall, at the Effective Time of Merger and thereafter, be responsible and liable for all debts, liabilities and duties of the Constituent Corporations, and any claim existing or action or proceeding pending by or against any Constituent Corporation may be prosecuted against the Surviving Corporation.



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         5.03 If at any time the Surviving Corporation shall deem or be advised that additional grants, assignments, confirmations or assurances are necessary or desirable to vest or to perfect or confirm of record or otherwise in the Surviving Corporation the title to any property of either Constituent Corporation, the officers, or any of them, or the directors of such Constituent Corporation may execute and deliver any and all such deeds, assignments, confirmations and assurances and do all things necessary or proper so as best to prove, confirm and ratify title to such property in the Surviving
Corporation or otherwise to carry out the purposes of the Merger and the terms of this Agreement. The Surviving Corporation shall have the same power and authority to act in respect to any debt, liabilities and duties of the Constituent Corporations as the Constituent Corporations would have had, had they continued in existence.

         5.04 The Surviving Corporation agrees that it may be served with process in the State of Texas in any proceeding for enforcement of any obligation of any of the Constituent Corporations, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any dissenting stockholder.

                                  ARTICLE SIX

         6.01 This Agreement shall be submitted at the earliest practicable date to the shareholders of the Constituent Corporations for adoption and, if adopted by the vote required by the law of the respective State under which each Constituent Corporation is organized, shall be made effective as soon as practicable thereafter.

         6.02 The directors of any of the Constituent Corporations may, in their sole discretion, abandon the Merger subject to the right of third parties under any contracts relating thereto, without further action or approval from the shareholders of their respective corporations, at any time before the Effective Time of the Merger as provided by the laws of each of the States under which the Constituent Corporations are organized.

                                 ARTICLE SEVEN

         7.01 This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

         7.02 This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to its subject matter.


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         IN WITNESS WHEREOF, each of the Constituent Corporations has caused this Agreement to be executed by and on its behalf and in its corporate name as of the date first above written.

                                       RCH HOLDINGS, INC.
                                       (Texas corporation)


                                       By: /s/ MICHAEL SCHMITT
                                          -------------------------------------
                                          Michael Schmitt
                                          President

                                       DPI TECHNOLOGY RESOURCES, INC.
                                       (Texas corporation)


                                       By: /s/ AL ZLOGAR
                                          -------------------------------------
                                          Al Zlogar
                                          President

                                       DIGITAL PACKET INTERFACE SOLUTIONS, INC.
                                       (Texas corporation)


                                       By: /s/ MICHAEL SCHMITT
                                          -------------------------------------
                                          Michael Schmitt
                                          President


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